Exhibit 10.1

AGREEMENT TO MODIFY LOAN DOCUMENTS

THIS AGREEMENT TO MODIFY LOAN DOCUMENTS (“Agreement”) is entered into as of June 23, 2008, by WILSON FAMILY COMMUNITIES, INC., a Delaware corporation (“Borrower”), and RBC BANK (USA), formerly known as RBC CENTURA BANK, a North Carolina banking corporation (individually, as a “Lender” and as “Agent” for all “Lenders” [as defined below]), FRANKLIN BANK SSB, and INTERNATIONAL BANK OF COMMERCE, LAREDO, TEXAS, a Texas state banking association (individually, as a “Lender” and collectively, with RBC CENTURA BANK, “Lenders”). Borrower, Agent, and Lenders, for and in consideration of the recitals and mutual promises contained herein, confirm and agree as follows:

RECITALS

A.    Agent, Lenders and Borrower previously entered into that certain Borrowing Base Loan Agreement (Syndicated Revolving Line of Credit) dated as of June 29, 2007 (as the same has been amended, modified, extended, increased, restated, and renewed, from time to time, “Loan Agreement”), whereby Lenders previously extended to Borrower a master line of credit in the original principal sum of Fifty-Five Million Dollars ($55,000,000.00) (as the same has been amended, modified, extended, increased, restated, and renewed, from time to time, “Master Line”).

B.    The Master Line is evidenced by that certain Promissory Note (RBC Centura Bank) in the original principal sum of Twenty Million Dollars ($20,000,000.00) (as the same has been amended, modified, extended, increased, restated, and renewed, from time to time, “Centura Note”), that certain Promissory Note (International Bank of Commerce, Laredo, Texas) in the original principal sum of Twenty Million Dollars ($20,000,000.00) (as the same has been amended, modified, extended, increased, restated, and renewed, from time to time, “IBC Note”), and that certain Promissory Note (Franklin Bank SSB) in the original principal sum of Fifteen Million Dollars ($15,000,000.00) (as the same has been amended, modified, extended, increased, restated, and renewed, from time to time, “Franklin Bank Note,” collectively with Centura Note and IBC Note, “Note”) all dated June 29, 2007.

C.    The Note is secured by, among other things, multiple security instruments referred to in the singular as the “Deed of Trust” for each and every “Approved Subdivision” (both as defined in the Loan Agreement) financed with the proceeds of the Loan.

D.    Certain obligations under the Loan are guaranteed by GREEN BUILDERS, INC., a Texas corporation, formerly known as WILSON HOLDINGS INC., a Nevada corporation (“Guarantor”), pursuant to that certain Continuing Guaranty Agreement (Completion and Payment Obligations) dated as of June 29, 2007 (“Guaranty”). Guarantor is a party to that certain Environmental Indemnity (Georgetown Village) dated as of September 26, 2007, and that certain Environmental Indemnity (Phase II - Elm Grove) dated as of March 3, 2008 (as the same may be amended, supplemented or otherwise modified from time to time, collectively, “Environmental Indemnity”), whereby Guarantor agreed to indemnify Lender with respect to certain environmental matters concerning the Loan.

E.    All of the documents evidencing or relating to the Master Line, including this Agreement, and any other modification agreements or amendments that have been or will be executed in connection with the Master Line, collectively shall be referred to as the “Loan Documents.” All capitalized terms not specifically defined herein shall have the meanings given to such terms in the Loan Agreement.

F.    Borrower has requested that Lenders modify the Master Line by, among other things, decreasing the amount of the Master Line and the “Commitment Amount” (as defined in the Loan Agreement) from the current amount of Fifty-Five Million Dollars ($55,000,000.00) to Thirty Million Dollars ($30,000,000.00) (“New Commitment Amount”) and such other modifications as are set forth herein.

G.    Agent and Lenders are willing to consent to the modifications to the Loan Documents set forth herein, subject to the conditions set forth below. The date on which all conditions set forth herein have been satisfied shall be referred to as the “Modification Closing Date.”

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Recitals. The preamble, recitals and any exhibits hereto are hereby incorporated into this Agreement.

2.    Decrease in the Amount of the Master Line. From and after the Modification Closing Date, the maximum amount of the Master Line, the Commitment Amount and/or the “Borrowing Availability” (as defined in the Loan Agreement) are decreased from the current amount of Fifty-Five Million Dollars ($55,000,000.00) to the New Commitment Amount of Thirty Million Dollars ($30,000,000.00).

2.1     Modification of Commitment Amounts. All references in the Loan Documents to the maximum amount of the Master Line, the Commitment Amount and/or Borrowing Availability shall be revised to refer to the New Master Line Amount set forth herein. Lenders’ respective “Commitments” and “Commitment Percentage” (both as defined in the Loan Agreement) as a result of the reduction in the Master Line are as follows:

Lender	New Commitment Percentage	New Commitment
RBC Centura Bank	33.333%	$10,000,000.00
International Bank of Commerce, Laredo, Texas	33.333%	$10,000,000.00
Franklin Bank SSB	33.333%	$10,000,000.00
Total	100%	$30,000,000.00

2.2    Decrease in the Amount of the Note. As a result of the decrease in the maximum amount of the Master Line and the Commitment Amount, (i) the face amount of the Centura Note shall be decreased from the current amount of Twenty Million Dollars ($20,000,000.00) to Ten Million Dollars ($10,000,000.00); (ii) the face amount of the IBC Note shall be decreased from the current amount of Twenty Million Dollars ($20,000,000.00) to Ten Million Dollars ($10,000,000.00); and (iii) the face amount of the Franklin Bank Note shall be decreased from the current amount of Fifteen Million Dollars ($15,000,000.00) to Ten Million Dollars ($10,000,000.00). All references in the Loan Documents to the aggregate face amount of the Note shall be revised to refer to the New Commitment Amount set forth herein.

3.    Modification and Forbearance of Spec Home Limitation.

3.1    Modification of Spec Home Limitation. From and after the Modification Closing Date, Section 1.3 (a) of Exhibit “C” to the Loan Agreement shall be deleted in its entirety and replaced with the following:

“(a)    The collective amount of Home Loan Allocations for completed Spec Homes (not including any Model Homes) included in the Eligible Property shall not exceed more than twelve percent (12%) of the collective amount of Home Loan Allocations for all Homes then included in the Eligible Property.”

3.2    Forbearance of Spec Home Limitation. Borrower is currently not in compliance with the Spec Home limitation as set forth in Section 1.3(a) of Exhibit “C” to the Loan Agreement (“Spec Home Limitation Violation”). Borrower has requested and Agent and Lenders have agreed to forbear from exercising their remedies with regard to the Spec Home Limitation Violation until July 1, 2008 (“Forbearance Period”), provided no additional defaults under the Loan occur between the date hereof and July 1, 2008. From and after July 1, 2008, Borrower shall be in compliance with all convenants in the Loan Agreement, including without limitation the Spec Home limitation. Notwithstanding the Spec Home Limitation Violation or any provision in the Loan Documents to the contrary, during the Forbearance Period, Lender shall continue to “Advance” (as defined in the Loan Agreement) Loan funds to Borrower pursuant to the terms and conditions of the Loan Agreement (excepting any condition which is not satisfied due solely to the existence of the Spec Home Limitation Violation), provided no additional defaults exist under the Loan during the Forbearance Period. Furthermore the amount available to be advanced will be determined without regard to the Spec Home Limitation Violation.

4.    Modification of A&D Lot and Entitled Land and Pods Limitations. From and after the Modification Closing Date, the A&D Lot and Entitled Land and Pods Limitations set forth in Section 1.1 of Exhibit “C” to the Loan Agreement shall be deleted in its entirety and replaced with the following:

“1.1   A&D Lot and Entitled Land and Pods Limitations. Until the Pay-Off Date, Borrower, on an aggregate basis, shall comply with the following covenants, as evidenced by the financial statements provided by Borrower to Agent and Lenders pursuant to the provisions of this Agreement:

■	Entitled Land and Pods: Not more than fifteen percent (15%) of Allocations under the Master Line shall consist in the aggregate of Entitled Land or Pods.

■	Developed Lots: Not more twenty percent (20%) of Allocations under the Master Line shall consist of Developed Lots.

■
Entitled Land, Pods, Lots Under Development and Developed Lots: Not more fifty-five percent (55%) of Allocations under the Master Line shall consist in the aggregate of Entitled Land, Pods, Developed Lots and/or Lots Under Development.

■
Entitled Land, Pods, Lots Under Development, Developed Lots, and Spec Homes: Not more sixty percent (60%) of Allocations under the Master Line shall consist in the aggregate of Entitled Land, Pods, Developed Lots, Lots Under Development and/or Spec Homes.

■	All Lots and Homes: No property shall be included as a Project under the Master Line unless it is located in the greater Austin, Texas metropolitan areas (hereinafter “Geographic Limitation”).

■
A&D Lot Sub-limit: As used herein, the term “A&D Lot Sub-limit” shall mean the aggregate Maximum Allowed A&D Lot Allocations with respect to Lots (other than Lots that have been reclassified as Homes) included in Eligible Property in an amount not to exceed the least of (a) the Commitment Amount (less the aggregate Home Loan Allocations for Homes included as Eligible Property), (b) the Borrowing Availability for all Lots Under Development, Developed Lots, Pods and Entitled Land entered into the Master Line as Eligible Property, or (c) the aggregate amount required to comply with the limitations in this Section 1.1.”

5.    Modification of Guarantor Name. Guarantor has changed its name with the Secretary of State of Texas from WILSON HOLDINGS INC., a Nevada corporation, to GREEN BUILDERS, INC., a Texas corporation (“New Guarantor Name”). As a result of Guarantor’s name change, Guarantor under the New Guarantor Name shall execute (i) that certain Amended and Restated Continuing Guaranty Agreement (Completion and Payment Obligations) of even date herewith (“New Guaranty”); (ii) that certain Environmental Indemnity (Georgetown Village) of even date herewith (“Georgetown Environmental Indemnity”); and(iii) that certain Environmental (Phase - Elm Grove) even date herewith(“Elm Grove Environmental Indemnity,” collectively with the Georgetown Environemental Indemnity, “New Environmental Indemnity”). All references to the Guarantor or “Indemnitor” (as defined in the Loan Agreement) shall be revised to refer to the New Guarantor Name. All references in the Loan Documents to the Guaranty shall be revised to refer to New Guaranty set forth herein and all references in the Loan Documents to the Environmental Indemnity shall be revised to refer to the New Environmental Idemnity set forth herein.

6.    Modification of Interest Rate. Notwithstanding anything to the contrary in the Loan Documents, in no event shall the “Applicable Interest Rate” (as defined in the Note) be less than five and one-half of one percent percent (5.50%) per annum.

7.    Conditions Precedent. In no event shall Agent have any obligation to close this transaction unless and until all of the following conditions are satisfied:

7.1     No Defaults. Other than in connection with the Spec Home Limitation Violation,there shall be no: (a) uncured Event of Default under the Master Line or under any of the Loan Documents, (b) continuing representation, covenant or warranty hereunder or under the Loan Documents that is false or misleading in any manner, and (c) event currently existing which, with the passage of time or the giving of notice or both, will result in an Event of Default or the falsity of any continuing representation, covenant or warranty hereunder or under the Loan Documents.

7.2     No Financial Change. There has been no material adverse change in the financial condition of Borrower or any Borrower Party since the closing of the Master Line.

7.3     Payment Of Lender’s Costs. Borrower pays to Agent the applicable Commitment Fee and all of Agent’s costs and expenses incurred in connection with the documentation and closing of the modifications to the Loan Documents described herein, including without limitation all attorneys’ fees, title costs, recording charges and other closing fees and costs.

7.4     Additional Documents. Agent has received all additional documents executed by Borrower as required by Agent in connection with this Agreement.

8.     Representations and Warranties. Borrower hereby represents and warrants to Lenders as follows:

 8.1     No Default. Other than in connection with the Spec Home Limitation Violation, no Event of Default under any of the Loan Documents has occurred that remains uncured, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute an Event of Default under any of the Loan Documents.

 8.2     Representations and Warranties. As of the date hereof, all of the representations and warranties contained in all of the Loan Documents remain true, correct, complete and accurate except to the extent such representations and warranties would be affected by the Spec Home Limitation Violation.

 8.3     No New Liens. Borrower has granted no liens or permitted any encumbrances upon any “Project” or security interests in any “Lot” or “Home” (all as defined in the Loan Agreement) described in the Loan Documents, except for the liens and security interests permitted under the Loan Agreement.

 8.4     No Claims or Defenses. As of the date hereof, neither Borrower nor any Borrower Party has any claims against Agent or any Lender nor defenses to the enforcement of any of the Loan Documents in accordance with their respective terms, as amended by this Agreement.

 8.5     Satisfaction of Conditions. All of the conditions precedent set forth herein have been fully satisfied.

9.     Further Assurances. Borrower agrees to perform such other and further acts, and to execute such additional documents, agreements, notices or financing statements, as Agent deems necessary or desirable from time to time to create, preserve, continue, perfect, validate or carry out any of Agent’s and Lenders’ rights under this Agreement and the other Loan Documents.

10.   Integration. All rights, remedies, powers and interest provided for Agent and Lenders herein are in addition to the rights, remedies, powers and interests provided for Agent and Lenders in the Loan Documents, the terms and provisions of which are incorporated herein by this reference and made a part hereof. If and to the extent any term or provision hereof is inconsistent with any term or provision of the Loan Documents, the term or provision of this Agreement shall prevail.

11.   Section Headings. The section headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

12.   Entire Agreement; Amendments. Except as expressly amended herein, the Loan Agreement, the Note and all of the other Loan Documents remain unmodified and in full force and effect. This Agreement and all of the other Loan Documents contain the entire agreement between Borrower, Agent and Lenders with respect to the Master Line, and all prior negotiations, commitments, understandings and agreements concerning any modification of the Master Line are superseded by this Agreement and the Loan Documents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement, any Loan Document, or any other agreement executed in connection with any of the foregoing is effective unless in writing and signed by Agent, Lenders and Borrower, and then only in the specific instance and for the specific purpose given.

13.   Governing Law. The Loan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Texas and the applicable laws of the United States of America, without regard to its conflict of laws principles.

14.   Attorneys’ Fees. If any action or other proceeding is brought to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and expenses.

15.   Binding Effect. This Agreement and the other Loan Documents shall be binding upon, and shall inure to the benefit of, Borrower, Agent and Lenders and their respective successors and assigns, or heirs and personal representatives, as applicable, subject to any provision of the Loan Documents restricting transfers of the Property.

16.   Severability of Provisions. No provision of this Agreement or any other Loan Document that is held to be inoperative, unenforceable and invalid shall affect the remaining provisions, and this and all provisions of this Agreement and the Loan Documents are hereby declared to be severable.

17.   Miscellaneous. No reference to this Agreement is necessary in any instrument or document at any time referring to the Loan Documents. A reference to the Loan Documents is deemed a reference to such document as modified hereby.

18.   No Commitment. The furnishing of this Agreement and other modification documents shall in no way be construed as a commitment by Agent or any Lender to modify, amend, extend or otherwise alter the Loan Documents. Neither Agent or any Lender is under an obligation to close the transaction evidenced by this Agreement unless this Agreement and all related documents are returned to Agent fully executed by Borrower, and unless this Agreement is actually executed by Agent and Lenders and delivered to Borrower.

19.   Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth on the cover page of this Agreement.

BORROWER

WILSON FAMILY COMMUNITIES, INC., a Delaware corporation

By:	/s/ Clark N. Wilson
Clark N. Wilson, its President

AGENT

RBC BANK (USA), formerly known as RBC CENTURA BANK, a North Carolina banking corporation

By:	/s/ Seema Sachdev
Seema Sachdev	, Vice President

LENDER

RBC BANK (USA), formerly known as RBC CENTURA BANK, a North Carolina banking corporation

By:	/s/ Seema Sachdev
Seema Sachdev	, Vice President

[Signatures continued on the following page.]

LENDER:

FRANKLIN BANK SSB, a Texas state savings bank

By:	/s/ Celli Lyon
	Celli Lyon	, its	Vice President

[Signatures continued on the following page.]

LENDER:

INTERNATIONAL BANK OF COMMERCE, LAREDO, TEXAS, a Texas state banking association

By:	/s/ Chad Wilson
	Chad Wilson	, its	FVP